As filed with the Securities and Exchange Commission on October 26, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

Under

the Securities Act of 1933

CEDAR FAIR, L.P.

(Exact name of registrant as specified in its charter)

DELAWARE	34-1560655
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Cedar Point Drive, Sandusky, Ohio	44870
(Address of Principal Executive Offices)	(Zip Code)

Cedar Fair, L.P. 2016 Omnibus Incentive Plan

(Full title of the plan)

Duffield E. Milkie, Executive Vice President, Secretary and General Counsel

Cedar Fair, L.P.

One Cedar Point Drive

Sandusky, Ohio 44870

(Name and address of agent for service)

(419) 626-0830

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Depositary Units (representing limited partner interests)	2,820,416 Units (1)	$57.46 (2)	$162,061,104 (2)	$18,783

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional units of limited partnership interest of the Registrant (“Units”) that may be issued or become issuable under the terms of the Cedar Fair, L.P. 2016 Omnibus Incentive Plan (the “Plan”) in order to prevent dilution resulting from Unit splits, Unit dividends or certain other transactions.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h)(1), under the Securities Act, based upon the average of the high and low prices of the Cedar Fair, L.P. Units as reported by the New York Stock Exchange on October 21, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The information required by Item 1 will be included in documents sent or given to participants in the Plan covered by this Registration Statement pursuant to Rule 428(b)(1) under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The information required by Item 2 will be included in documents sent or given to participants in the Plan covered by this Registration Statement pursuant to Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by Cedar Fair, L.P. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 27, 2016;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 26, 2016;

(d)	The Registrant’s Current Report on Form 8-K filed on June 8, 2016;

(e)	The Registrant’s Current Report on Form 8-K filed on June 9, 2016;

(f)	The Registrant’s Current Report on Form 8-K filed on June 14, 2016;

(g)	The description of the Depositary Units contained in the Registrant’s Registration Statement on Form S-1 (Registration No. 333-12611) filed on April 23, 1987;

other than the portions of such documents that by statute or rule, designation in such documents or otherwise are not deemed to be filed with the Commission or are not required to be incorporated by reference.

Until the Registrant files a post-effective amendment to this Registration Statement indicating that all securities offered have been sold, or deregistering all securities then remaining unsold, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 shall be deemed to be incorporated by reference into this Registration Statement and to be part of this Registration Statement from the date of filing such documents, other than the portions of such documents that by statute or rule, designation in such documents or otherwise are not deemed to be filed with the Commission or are not required to be incorporated by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this Registration Statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The persons that provide services to the Registrant as officers and directors are the officers and directors of Cedar Fair Management, Inc., an Ohio corporation, that acts as the Registrant’s general partner (the “General Partner”). The Registrant’s limited partnership agreement provides that the Registrant shall indemnify and hold harmless each of the officers and directors of the General Partner against any expenses, including attorneys’ fees, incurred by such persons in connection with litigation or threatened litigation that they are involved in by reason of their management of the Registrant’s affairs or their status as an officer or director of the General Partner, so long such person acted in good faith and in a manner it believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal proceeding, had no reasonable cause to believe his or its conduct was unlawful. In addition, the General Partner’s Regulations provide that it shall indemnify any of its present or former directors or officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, which are actually and reasonably incurred by the person because of his or her position with the General Partner in connection with any threatened, pending or completed action, suit or proceeding.

With the exception of a lawsuit brought by the General Partner, or in the right of the General Partner, Ohio law permits indemnification of officers and directors provided that they have acted in good faith, in a manner reasonably believed to be in or not opposed to the General Partner’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In the case of a lawsuit brought by the General Partner, or in the right of the General Partner, Ohio law, subject to certain exceptions, permits indemnification of officers and directors against expenses, including attorneys’ fees, actually and reasonably incurred by them in connection with the settlement or defense of the lawsuit provided that they have acted in good faith and in a manner reasonably believed to be in or not opposed to the General Partner’s best interests. One exception to this principle applies when the directors or officers are determined to be liable for negligence or misconduct in the performance of their duty to the General Partner. In this case, the General Partner is not permitted to indemnify the directors and officers, unless a court determines that the person is fairly and reasonably entitled to indemnity for such expenses and believes the expenses are appropriate.

The directors and officers of the General Partner are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act that might be incurred by them in such capacities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibits to this Registration Statement are listed in the accompanying Exhibit Index, which Exhibit Index is incorporated herein by reference.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

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(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply since this Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)    That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sandusky, State of Ohio, on October 26, 2016.

Cedar Fair, L.P.
(Registrant)

By: Cedar Fair Management, Inc. General Partner

/s/ Brian C. Witherow
Brian C. Witherow
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Matthew A. Ouimet
Matthew A. Ouimet
President and Chief Executive Officer Director (Principal Executive Officer) October 26, 2016

/s/ Brian C. Witherow
Brian C. Witherow
Executive Vice President and Chief Financial Officer (Principal Financial Officer) October 26, 2016

/s/ David R. Hoffman
David R. Hoffman
Senior Vice President and Chief Accounting Officer (Principal Accounting Officer) October 26, 2016

/s/ Eric L. Affeldt
Eric L. Affeldt
Chairman October 26, 2016

/s/ Gina D. France
Gina D. France
Director October 26, 2016

/s/ Daniel J. Hanrahan
Daniel J. Hanrahan
Director October 26, 2016

/s/ Tom Klein
Tom Klein
Director October 26, 2016

/s/ D. Scott Olivet
D. Scott Olivet
Director October 26, 2016

/s/ John M. Scott III
John M. Scott III
Director October 26, 2016

/s/ Lauri M. Shanahan
Lauri M. Shanahan
Director October 26, 2016

/s/ Debra Smithart-Oglesby
Debra Smithart-Oglesby
Director October 26, 2016

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Sixth Amended and Restated Agreement of Limited Partnership of Cedar Fair, L.P., which is incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 10-Q (File No. 001-09444) filed November 4, 2011.

5	Opinion of Squire Patton Boggs (US) LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Squire Patton Boggs (US) LLP (included in Exhibit 5).

99.1	Cedar Fair, L.P. 2016 Omnibus Incentive Plan, which is incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-09444) filed June 14, 2016.